Exhibit 99.1

2 September 2013

MICROSOFT TO ACQUIRE NOKIA’S DEVICES & SERVICES BUSINESS,

LICENSE NOKIA’S PATENTS AND MAPPING SERVICES

REDMOND, Washington and ESPOO, Finland – Microsoft Corporation and Nokia Corporation today announced that the Boards of Directors for both companies have decided to enter into a transaction whereby Microsoft will purchase substantially all of Nokia’s Devices & Services business, license Nokia’s patents, and license and use Nokia’s mapping services.

Under the terms of the agreement, Microsoft will pay EUR 3.79 billion to purchase substantially all of Nokia’s Devices & Services business, and EUR 1.65 billion to license Nokia’s patents, for a total transaction price of EUR 5.44 billion in cash. Microsoft will draw upon its overseas cash resources to fund the transaction. The transaction is expected to close in the first quarter of 2014, subject to approval by Nokia’s shareholders, regulatory approvals and other closing conditions.

Building on the partnership with Nokia announced in February 2011 and the increasing success of Nokia’s Lumia smartphones, Microsoft aims to accelerate the growth of its share and profit in mobile devices through faster innovation, increased synergies, and unified branding and marketing. For Nokia, this transaction is expected to be significantly accretive to earnings, strengthen its financial position, and provide a solid basis for future investment in its continuing businesses.

“It’s a bold step into the future – a win-win for employees, shareholders and consumers of both companies. Bringing these great teams together will accelerate Microsoft’s share and profits in phones, and strengthen the overall opportunities for both Microsoft and our partners across our entire family of devices and services,” said Steve Ballmer, Microsoft chief executive officer. “In addition to their innovation and strength in phones at all price points, Nokia brings proven capability and talent in critical areas such as hardware design and engineering, supply chain and manufacturing management, and hardware sales, marketing and distribution.”

“We are excited and honored to be bringing Nokia’s incredible people, technologies and assets into our Microsoft family. Given our long partnership with Nokia and the many key Nokia leaders that are joining Microsoft, we anticipate a smooth transition and great execution,” Ballmer said. “With ongoing share growth and the synergies across marketing, branding and advertising, we expect this acquisition to be accretive to our adjusted earnings per share starting in FY15, and we see significant long-term revenue and profit opportunities for our shareholders.”

“For Nokia, this is an important moment of reinvention and from a position of financial strength, we can build our next chapter,” said Risto Siilasmaa, Chairman of the Nokia Board of Directors and, following today’s announcement, Nokia Interim CEO. “After a thorough assessment of how to maximize shareholder value, including consideration of a variety of alternatives, we believe this transaction is the best path forward for Nokia and its shareholders. Additionally, the deal offers future opportunities for many Nokia employees as part of a company with the strategy, financial resources and determination to succeed in the mobile space.”

“Building on our successful partnership, we can now bring together the best of Microsoft’s software engineering with the best of Nokia’s product engineering, award-winning design, and global sales, marketing and manufacturing,” said Stephen Elop, who following today’s announcement is stepping aside as Nokia President and CEO to become Nokia Executive Vice President of Devices & Services. “With this combination of talented people, we have the opportunity to accelerate the current momentum and cutting-edge innovation of both our smart devices and mobile phone products.”

Nokia has outlined its expected focus upon the closing of the transaction in a separate press release published today.

TERMS OF THE AGREEMENT

Under the terms of the agreement, Microsoft will acquire substantially all of Nokia’s Devices and Services business, including the Mobile Phones and Smart Devices business units as well as an industry-leading design team, operations including all Nokia Devices & Services-related production facilities, Devices & Services-related sales and marketing activities, and related support functions. At closing, approximately 32,000 people are expected to transfer to Microsoft, including 4,700 people in Finland and 18,300 employees directly involved in manufacturing, assembly and packaging of products worldwide. The operations that are planned to be transferred to Microsoft generated an estimated EUR 14.9 billion, or almost 50 percent of Nokia’s net sales for the full year 2012.

Microsoft is acquiring Nokia’s Smart Devices business unit, including the Lumia brand and products. Lumia handsets have won numerous awards and have grown in sales in each of the last three quarters, with sales reaching 7.4 million units in the second quarter of 2013.

As part of the transaction, Nokia is assigning to Microsoft its long-term patent licensing agreement with Qualcomm, as well as other licensing agreements.

Microsoft is also acquiring Nokia’s Mobile Phones business unit, which serves hundreds of millions of customers worldwide, and had sales of 53.7 million units in the second quarter of 2013. Microsoft will acquire the Asha brand and will license the Nokia brand for use with current Nokia mobile phone products. Nokia will continue to own and manage the Nokia brand. This element provides Microsoft with the opportunity to extend its service offerings to a far wider group around the world while allowing Nokia’s mobile phones to serve as an on-ramp to Windows Phone.

Nokia will retain its patent portfolio and will grant Microsoft a 10-year license to its patents at the time of the closing. Microsoft will grant Nokia reciprocal rights to use Microsoft patents in its HERE services. In addition, Nokia will grant Microsoft an option to extend this mutual patent agreement in perpetuity.

In addition, Microsoft will become a strategic licensee of the HERE platform, and will separately pay Nokia for a four-year license.

Microsoft will also immediately make available to Nokia EUR 1.5 billion of financing in the form of three EUR 500 million tranches of convertible notes that Microsoft would fund from overseas resources. If Nokia decides to draw down on this financing option, Nokia would pay back these notes to Microsoft from the proceeds of the deal upon closing. The financing is not conditional on the transaction closing.

Microsoft also announced that it has selected Finland as the home for a new data center that will serve Microsoft consumers in Europe. The company said it would invest more than a quarter-billion dollars in capital and operation of the new data center over the next few years, with the potential for further expansion over time.

NOKIA LEADERSHIP CHANGES

Nokia expects that Stephen Elop, Jo Harlow, Juha Putkiranta, Timo Toikkanen, and Chris Weber would transfer to Microsoft at the anticipated closing of the transaction. Nokia has outlined these changes in more detail in a separate release issued today.

EXTRAORDINARY SHAREHOLDERS MEETING

Nokia plans to hold an Extraordinary General Meeting on November 19, 2013. The notice of the meeting and more information on the transaction and its background are planned to be published later this month.

PRESS CONFERENCE

Nokia will host a press conference today, Tuesday, Sept. 3, at 11 a.m. EEST in Dipoli, Espoo (Otakaari 24). Registration will start at 10 a.m., and the doors will open at 10.40 a.m. Due to space constraints, only media who show valid press credentials at the registration will be admitted. Media are encouraged to watch a live webcast of the press conference at: http://press.nokia.com/

INVESTOR CALLS

Microsoft will hold a conference call for investors, financial analysts and news media Tuesday, Sept. 3, at 3:45 p.m. EEST/8:45 a.m. EDT. Interested parties should call toll-free at (888) 459-9165, or for international calls dial +1-773-799-3324. You may also access the call online at http://www.microsoft.com/investor.

Nokia executives will hold an investor call at 3 p.m. EEST today, Tuesday, Sept. 3. A webcast of the conference call will be available at http://investors.nokia.com. Media representatives can view the webcast or listen in at +1 706 634 5012, conference ID 45390451.

MEDIA ENQUIRIES

Nokia

Communications

Tel. +358 7180 34900

Email: press.services@nokia.com

www.nokia.com

Microsoft

Rapid Response Team, Waggener Edstrom Worldwide, +1 (503) 443-7070, rrt@waggeneredstrom.com

FORWARD-LOOKING STATEMENTS: NOKIA

It should be noted that Nokia and its business are exposed to various risks and uncertainties and certain statements herein that are not historical facts are forward-looking statements, including, without limitation, those regarding: A) the planned sale by Nokia of substantially all of Nokia’s Devices & Services business, including Smart Devices and Mobile Phones (referred to below as “Sale of the D&S Business”) pursuant to a purchase agreement between Nokia and Microsoft (referred to below as “Agreement”); B) the closing of the Sale of the D&S Business; C) obtaining the shareholder approval for the Sale of the D&S Business; D) receiving timely, or at all, necessary regulatory approvals for the Sale of the D&S

Business; E) expectations, plans or benefits related to or caused by the Sale of the D&S Business; F) expectations, plans or benefits related to Nokia’s strategies, including plans for Nokia with respect to its continuing business areas that will not be divested in connection with the Sale of the D&S Business; E) expectations, plans or benefits related to changes in leadership and operational structure; F) expectations and targets regarding our operational priorities, financial performance or position, results of operations and use of proceeds from the Sale of the D&S Business; and G) statements preceded by “believe,” “expect,” “anticipate,” “foresee,” “sees,” “target,” “estimate,” “designed,” “aim”, “plans,” “intends,” “focus,” “will” or similar expressions. These statements are based on management’s best assumptions and beliefs in light of the information currently available to it. Because they involve risks and uncertainties, actual results may differ materially from the results that we currently expect. Factors, including risks and uncertainties that could cause these differences include, but are not limited to: 1) the inability to close the Sale of the D&S Business in a timely manner, or at all, for instance due to the inability or delays in obtaining the shareholder approval or necessary regulatory approvals for the Sale of the D&S Business, or the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement; 2) the potential adverse effect on the sales of our mobile devices, business relationships, operating results and business generally resulting from the announcement of the Sale of the D&S Business or from the terms that we have agreed for the Sale of the D&S Business; 3) any negative effect caused by us entering into the Sale of the D&S Business, as we may forego other competitive alternatives for strategies or partnerships that would benefit our Devices & Services business and if the Sale of the D&S Business is not closed, we may have limited options to continue the Devices & Services business or enter into another transaction on terms favorable to us, or at all; 4) our ability to effectively and smoothly implement planned changes to our leadership and operational structure or maintain an efficient interim governance structure and preserve or hire key personnel; 5) any negative effect from the implementation of the Sale of the D&S Business, which will require significant time, attention and resources of our senior management and others within the company potentially diverting their attention from other aspects of our business; 6) disruption and dissatisfaction among employees caused by the plans and implementation of the Sale of the D&S Business reducing focus and productivity in areas of our business; 7) the amount of the costs, fees, expenses and charges related to or triggered by the Sale of the D&S Business; 8) any impairments or charges to carrying values of assets or liabilities related to or triggered by the Sale of the D&S Business; 9) potential adverse effect on our business, properties or operations caused by us implementing the Sale of the D&S Business; 10) the initiation or outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us relating to the Sale of the D&S Business; and, as well as the risk factors specified on pages 12-47 of Nokia’s annual report on Form 20-F for the year ended December 31, 2012 under Item 3D. “Risk Factors.” and risks outlined in our most recent interim report. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Nokia does not undertake any obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

Forward-Looking Statements: Microsoft

This press release contains forward-looking statements, which are any predictions, projections or other statements about future events based on current expectations and assumptions that are subject to risks and uncertainties. The potential risks and uncertainties include, among others, that the expected financial and other benefits from the Nokia transaction may not be realized, including because of: our inability to close the transaction, or Nokia’s inability to repay the financing should it take down the financing and the transaction doesn’t close; the response to the acquisition by the customers, employees, and strategic and business partners of Nokia’s Devices & Services business; the extent to which we achieve anticipated operating efficiencies and cost savings, and anticipated smart device and mobile phone market share targets; the overall growth rates for the smart device and mobile phone markets; ongoing downward pressure on prices for mobile devices; unanticipated restructuring expenses; any restrictions or limitations imposed by regulatory authorities; the impact of Microsoft management and organizational changes resulting from acquisition of Nokia’s Devices & Services business; the ability to retain key Nokia personnel; our effectiveness in integrating the Nokia Devices & Services business with Microsoft’s businesses; the response of existing Microsoft smart devices original equipment manufacturers; risks related to the Nokia Devices & Services international operations; and our ability to realize our broader strategic and operating objectives. Actual results may differ materially from the forward-looking statements because of these and other risk and uncertainties of our business, which are described in our filings with the Securities and Exchange Commission (“SEC”), including our Forms 10-K and 10-Q.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor.

All information in this release is as of September 2, 2013. Microsoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.